Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148302 and 333-148303 on Form S-8 of 1st Century Bancshares, Inc. of our report dated March 6, 2013, relating to the consolidated financial statements of 1st Century Bancshares, Inc., appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California
March 6, 2013